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                                                                      Exhibit 11

               NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                     (In thousands, except per-share data)



                                       THREE MONTHS ENDED      SIX MONTHS ENDED
                                        FEB. 29,   FEB. 28,   FEB. 29,  FEB. 28,
                                          1996       1995      1996      1995


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis).....   48,364    48,859    48,350    49,025

  Net Income ........................... $ 19,250  $ 17,578  $ 42,519  $ 38,692

  Primary Earnings per Share ........... $    .40  $    .36  $    .88  $    .79


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding ........................   48,364    48,859    48,350    49,025

  Additional Shares Assuming Exercise
    of Options:
      Options exercised ................    1,292       982     1,292       982
      Treasury stock purchased
        with proceeds ..................   (1,007)     (889)     (983)     (889)

  Average Common Shares Outstanding
     (as adjusted) .....................   48,649    48,952    48,659    49,118

  Net Income ........................... $ 19,250  $ 17,578  $ 42,519  $ 38,692

  Fully Diluted Earnings per Share ..... $    .40  $    .36  $    .87  $    .79